Exhibit 99.1

NAUTILUS, INC. REPORTS STRONG RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2015

Fourth Quarter Revenue Increased 15.0% Over Prior Year and Full Year Revenue Grew 22.3%

Fourth Quarter Adjusted EPS from Continuing Operations was $0.39 versus $0.33 in Prior Year

Full year Adjusted EPS from Continuing Operations up 45.3% to $0.93

VANCOUVER, WASHINGTON, February 22, 2016 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fourth quarter and full year ended December 31, 2015.

Net sales for the fourth quarter of 2015 totaled $109.1 million, a 15.0% increase compared to $94.9 million in the same quarter of 2014. The strong growth was driven by higher sales in both the Direct and Retail segments. For the full year 2015, net sales were $335.8 million, an increase of 22.3% over last year. Gross margins for the fourth quarter declined by 300 basis points to 48.1%, reflecting several unusual items detailed below. Adjusted gross margins increased 120 basis points to 52.3%. Operating income for the fourth quarter of 2015 was $12.3 million, compared to $14.5 million in the same period last year. Adjusted operating income increased 32.2% to $19.2 million. The increase in adjusted operating income reflects higher sales in both the Direct and Retail segments, as well as improved leverage of general and administrative costs across the higher sales volumes. For the full year 2015, operating income was $40.3 million, compared to $30.2 million last year, an increase of 33.6%. Adjusted operating income was $47.1 million for the full year 2015 reflecting an increase of 56.2% compared to 2014.

Income from continuing operations for the fourth quarter of 2015 was $9.9 million, or $0.32 per diluted share, compared to income from continuing operations of $10.5 million, or $0.33 per diluted share, for the fourth quarter of 2014. Earnings per diluted share from continuing operations for the fourth quarter of 2015 includes approximately $(0.07) of unusual items. Excluding these unusual items, the adjusted earnings per diluted share from continuing operations was $0.39 per diluted share. For the full year 2015, income from continuing operations was $26.8 million, or $0.85 per diluted share, compared to $20.4 million, or $0.64 per diluted share, in the prior year. Adjusted earnings per share from continuing operations for the full year 2015 were $0.93 per diluted share.

Adjusted earnings per diluted share for the fourth quarter and full year 2015 excludes transaction costs expensed to general and administrative expense that were related to the acquisition of Octane Fitness (approximately $0.02 per share) and the other following unusual items: (1) settlement of a previously disclosed arbitration proceeding related to a 1999 agreement under which Nautilus licensed certain rights relating to TreadClimber® products (approximately $0.05 per share) impacting gross margins; (2) write-off of inventory related to the nutrition business which the Company is transitioning out of to focus on opportunities presented by the recent Octane Fitness acquisition (approximately $0.03 per share) impacting gross margins; (3) the Company did not record any royalty due from a licensee during the fourth quarter, and reversed out estimated royalties for the third quarter as a result of a dispute that arose with the licensee during the fourth quarter (approximately $0.03 per share) impacting gross margins. The Company has filed a breach of contract lawsuit against the licensee and intends to vigorously pursue all remedies for payment; (4) setup of a reserve related to a potentially uncollectible accounts receivable balance with a large sporting goods retailer (approximately $0.02 per share) impacting sales and marketing expense; and (5) the release of a valuation allowance related to foreign tax credits that favorably impacted GAAP EPS by approximately $0.06 for the fourth quarter and full year periods. See attached reconciliation of non-GAAP financial measures below.

The effective income tax rate for continuing operations in the fourth quarter of 2015 was 20.3% and 33.0% for the full year, reflecting the release of a valuation allowance mentioned above.

For the fourth quarter of 2015, the Company reported net income (including discontinued operations) of $9.7 million, or $0.31 per diluted share; this includes a loss from discontinued operations of $0.1 million. In the fourth quarter of 2014, the Company reported net income of $10.4 million, or $0.33 per diluted share; this includes a loss from discontinued operations of $0.1 million.

As previously disclosed, on December 31, 2015, the Company completed the acquisition of Octane Fitness, LLC, a leading fitness products company (“Octane”), through the purchase of 100% of the capital stock of OF Holdings, Inc., Octane’s parent corporation, from North Castle Partners, a private equity firm, and other stockholders. The purchase price of $115 million plus working capital and other adjustments was financed through an $80 million term loan and cash on hand. For 2015, Octane is expected to report sales of approximately $65 million. For more information, please refer to the Company's press release dated January 4, 2016.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased to deliver strong financial growth for both the fourth quarter and full year 2015. Our performance reflects continued execution of our key initiatives across all aspects of our business and highlights continued success driving top line growth through product innovation and increased market penetration. In 2015, Direct revenue grew by 28% compared to the prior year, demonstrating strong consumer demand for the Max Trainer product line. Our Retail segment revenues grew by 14% in 2015, a result of solid contributions from both new and existing product categories as well as gaining increased distribution points for Nautilus and Schwinn branded products.”

Mr. Cazenave continued, “As we begin 2016, we are excited about the positive momentum in the business and feel we are well positioned for another year of revenue and earnings growth. We expect to benefit from our recently announced acquisition of Octane Fitness, which further diversifies our product portfolio, expands our channels of distribution, and increases our access to international markets.”

For further information, see "Results of Operations Information" attached hereto.

Segment Results

Net sales for the Direct segment were $67.0 million in the fourth quarter of 2015, an increase of 15.5% over the comparable period last year. Direct segment sales benefited from continued strong performance of the Bowflex Max Trainer® product line as well as good early demand for the newly refreshed TreadClimber® line, partially offset by a decline in sales of other products. For the full year 2015, net sales for the Direct segment were $225.6 million, an increase of 28.5% over last year.

Operating income for the Direct segment was $9.9 million for the fourth quarter of 2015, a decrease of 10.0% compared to operating income of $11.0 million in the fourth quarter of 2014. Excluding certain aforementioned unusual items, adjusted operating income increased 25.4% to $13.8 million. Gross margin for the Direct business was 60.5% for the fourth quarter of 2015, compared to 64.6% in the fourth quarter of last year. Adjusted Direct gross margin was 66.3% in the fourth quarter 2015, benefiting from improved product mix, supply chain efficiencies, and lower reserve requirements.

Net sales for the Retail segment were $41.8 million in the fourth quarter 2015, an increase of 20.7% over the fourth quarter last year. The improvement in Retail net sales reflects continued retailer and consumer acceptance of the Company's lineup of cardio products along with growth in SelectTech® dumbbells. For the full year 2015, net sales for the Retail segment totaled $106.2 million, an increase of 13.9% over the prior year.

Operating income for the Retail segment was $7.0 million for the fourth quarter of 2015, an increase of 21.0% compared to operating income of $5.7 million in the fourth quarter of 2014. Excluding certain aforementioned unusual items, adjusted operating income increased 36.7% to $7.9 million. Retail gross margin was 27.6% in the fourth quarter of 2015, compared to 25.2% in the same quarter of the prior year. Retail gross margins for the fourth quarter of 2015 improved due to favorable channel and product mix, and supply chain efficiencies.

Royalty revenue in the fourth quarter 2015 was $0.4 million, a decrease of 84.0% compared to $2.3 million for the same quarter last year, reflecting a dispute with a royalty licensee mentioned above.

For further information, see "Segment Information" attached hereto.

Balance Sheet

As of December 31, 2015, the Company had cash of $60.8 million and $80.0 million of debt, compared to cash of $72.2 million and no debt as of December 31, 2014. Working capital of $69.4 million as of December 31, 2015 was $13.7 million lower than the 2014 year-end balance of $83.1 million, primarily due to a $11.4 million decrease in cash and a $16.0 million increase in current portion of long-term debt that were related to the Octane acquisition. Inventory as of December 31, 2015 was $42.7 million, compared to $24.9 million as of December 31, 2014. The increase in inventory is due to the Octane acquisition, higher revenues, new product introductions, and the addition of a new distribution center.

For further information, see "Balance Sheet Information" attached hereto.
Conference Call

Nautilus will host a conference call to discuss the Company's operating results for the fourth quarter and full year ended December 31, 2015 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, February 22, 2016. The call will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 735-5968 in North America and international listeners may call (212) 231-2912. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, February 22, 2016, through 6:30 p.m. ET, March 7, 2016. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21804351.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented certain Non-GAAP financial results for the fourth quarter and full year 2015 excluding certain unusual items.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. We present adjusted results because management believes that due to the unusual nature of the excluded items, the non-GAAP results assists investors in assessing the Company's operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels as well as in commercial channels with Octane Fitness® products.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company's prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products; anticipated channel diversification, anticipated demand for the Company's new and existing products; growth in revenues and profits; anticipated benefits of the acquisition of Octane; and anticipated pursuit of available remedies for non-payment under a license agreement. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include costs associated with the acquisition, failure to successfully integrate the Octane business, achieve expected synergies or realize other anticipated benefits of the transaction, our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, greater than anticipated costs associated with launch of new products, incurrence of unanticipated obligations under licensing agreements and the impact of disputes regarding royalty obligations owed or owing to us, a decline in consumer spending due to unfavorable economic conditions, and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and twelve months ended December 31, 2015 and 2014 (unaudited and in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net sales	$109,140	$94,930	$335,764	$274,447
Cost of sales	56,660	46,411	162,530	133,872
Gross profit	52,480	48,519	173,234	140,575
Gross profit %	48.1%	51.1%	51.6%	51.2%

Operating expenses:
Selling and marketing	31,425	26,510	101,618	81,059
General and administrative	6,065	5,624	21,441	22,131
Research and development	2,645	1,893	9,904	7,231
Total operating expenses	40,135	34,027	132,963	110,421

Operating income	12,345	14,492	40,271	30,154
Other income (expense), net	16	123	(249)	70
Income from continuing operations before income taxes	12,361	14,615	40,022	30,224
Income tax expense	2,509	4,142	13,219	9,841
Income from continuing operations	9,852	10,473	26,803	20,383
Loss from discontinued operations, net of income taxes	(134)	(96)	(201)	(1,588)
Net income	$9,718	$10,377	$26,602	$18,795

Basic income per share from continuing operations	$0.32	$0.33	$0.86	$0.65
Basic loss per share from discontinued operations	—	—	(0.01)	(0.05)
Basic net income per share(1)	$0.31	$0.33	$0.85	$0.60

Diluted income per share from continuing operations	$0.32	$0.33	$0.85	$0.64
Diluted loss per share from discontinued operations	—	—	(0.01)	(0.05)
Diluted net income per share(1)	$0.31	$0.33	$0.84	$0.59

Shares used in per share calculations:
Basic	30,992	31,319	31,288	31,253
Diluted	31,249	31,760	31,589	31,688

(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and twelve months ended December 31, 2015 and 2014 (unaudited and in thousands):

	Three Months Ended December 31,		Change
	2015	2014	$	%
Net sales:
Direct	$67,000	$58,004	$8,996	15.5%
Retail	41,771	34,614	7,157	20.7%
Royalty income	369	2,312	(1,943)	(84.0)%
	$109,140	$94,930	$14,210	15.0%

Operating income (loss):
Direct	$9,869	$10,970	$(1,101)	(10.0)%
Retail	6,950	5,742	1,208	21.0%
Unallocated corporate	(4,474)	(2,220)	(2,254)	(101.5)%
	$12,345	$14,492	$(2,147)	(14.8)%

	Twelve Months Ended December 31,		Change
	2015	2014	$	%
Net sales:
Direct	$225,595	$175,593	$50,002	28.5%
Retail	106,195	93,223	12,972	13.9%
Royalty income	3,974	5,631	(1,657)	(29.4)%
	$335,764	$274,447	$61,317	22.3%

Operating income (loss):
Direct	$39,940	$29,345	$10,595	36.1%
Retail	12,850	13,279	(429)	(3.2)%
Unallocated corporate	(12,519)	(12,470)	(49)	(0.4)%
	$40,271	$30,154	$10,117	33.6%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of December 31, 2015 and 2014 (unaudited and in thousands):

	December 31,
	2015	2014
Assets

Cash and cash equivalents	$30,778	$45,206
Available-for-sale securities	29,998	26,984
Trade receivables, net of allowances of $918 and $108	45,155	26,260
Inventories	42,729	24,896
Prepaids and other current assets	6,888	6,987
Income taxes receivable	439	50
Deferred income tax assets	8,904	12,368
Total current assets	164,891	142,751

Property, plant and equipment, net	16,764	9,634
Goodwill	60,470	2,520
Other intangible assets, net	73,354	10,575
Long-term deferred income tax assets	—	9,546
Other assets	433	628
Total assets	$315,912	$175,654

Liabilities and Shareholders' Equity

Trade payables	$61,745	$47,574
Accrued liabilities	13,027	9,851
Warranty obligations, current portion	4,753	2,246
Note payable, current portion	15,993	—
Total current liabilities	95,518	59,671

Warranty obligations, non-current	3,792	—
Income taxes payable, non-current	4,116	3,725
Deferred income tax liabilities, non-current	18,380	—
Other long-term liabilities	3,144	1,186
Note payable, non-current	63,971	—
Shareholders' equity	126,991	111,072
Total liabilities and shareholders' equity	$315,912	$175,654

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	December 31, 2015
	Three Months Ended	Twelve Months Ended
Adjusted earnings per diluted share from continuing operations	$0.39	$0.93
Transaction expenses related to Octane acquisition	(0.02)	(0.02)
Arbitration settlement expense	(0.05)	(0.05)
Nutrition inventory write-off	(0.03)	(0.03)
Disputed royalties	(0.03)	(0.03)
Reserve for bad debt	(0.02)	(0.02)
Release of valuation allowance	0.06	0.06
Earnings per diluted share from continuing operations(1)	$0.32	$0.85

(1) May not add due to rounding.

	December 31, 2015
	Three Months Ended	Twelve Months Ended
Adjusted operating income	$19,165	$47,091
Transaction expenses related to Octane acquisition	(610)	(610)
Arbitration settlement expense	(2,478)	(2,478)
Nutrition inventory write-off	(1,410)	(1,410)
Disputed royalties	(1,421)	(1,421)
Reserve for bad debt	(901)	(901)
Operating income	$12,345	$40,271

	December 31, 2015
	Three Months Ended	Twelve Months Ended
Adjusted gross profit	$57,789	$178,543
Arbitration settlement expense	(2,478)	(2,478)
Nutrition inventory write-off	(1,410)	(1,410)
Disputed royalties	(1,421)	(1,421)
Gross profit	$52,480	$173,234

	December 31, 2015
	Three Months Ended	Twelve Months Ended
Direct adjusted operating income	$13,757	$43,828
Arbitration settlement expense	(2,478)	(2,478)
Nutrition inventory write-off	(1,410)	(1,410)
Direct operating income	$9,869	$39,940

	December 31, 2015
	Three Months Ended	Twelve Months Ended
Direct adjusted gross margin	$44,453	$146,245
Arbitration settlement expense	(2,478)	(2,478)
Nutrition inventory write-off	(1,410)	(1,410)
Direct gross margin	$40,565	$142,357

	December 31, 2015
	Three Months Ended	Twelve Months Ended
Retail adjusted operating income	$7,851	$13,751
Reserve for bad debt	(901)	(901)
Retail operating income	$6,950	$12,850